EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Restricted Stock Award Agreement with Joseph Elkhoury of TETRA Technologies Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements of TETRA Technologies, Inc. and the effectiveness of internal control over financial reporting of TETRA Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
June 16, 2014